Exhibit 99(a)
NEWS

For:		From:

Ladish Co., Inc.		Libby Communications
5481 South Packard Avenue		1414 East Harbour Towne Circle
Cudahy, WI 53110		Muskegon, MI 49441
Contact:	Wayne E. Larsen	Contact:	William J. Libby
	414-747-2935		231-755-4111
	414-747-2602 Fax		231-755-4144 Fax
Release date: 25 April 2011
Ladish Announces First Quarter Results
•	Sales were $114.1 million

•	Net Income was $9.4 million

•	EPS $0.60
Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2011 first quarter sales of $114.1 million in comparison to $98.9 million of sales in the first quarter of 2010. The Company had net earnings of $9.4 million, resulting in per share net income of $0.60 for the first quarter of 2011, compared to net income of $5.3 million, or $0.34 per share, in the same period of 2010.
“We’re off to a solid start in 2011 with these improved first quarter results,” said Gary J. Vroman, Ladish’s President and CEO. “It’s good to see our sales up by 15% over last year, and we are very pleased about the 77% increase in net income. That tells us we have managed the growth effectively, keeping operating expenses under control and benefiting from better fixed cost absorption.”
“Every business unit contributed positively in the first three months of this year,” remarked Vroman. “Our employees have done a fine job of serving our customers as we prepare for even more growth in the months and years ahead.”
“Demand for our products is robust,” observed Vroman. “Year to date, new orders have exceeded sales, driving our backlog up to $603 million, versus $503 million at the same time last year. This 20% increase in our order board bodes well for continued financial success in future periods.”

more	LCI-11-03

NEWS

	For the Three Months
	Ended March 31
(Dollars in thousands, except per share data)	2011	2010
Net sales	$114,120	$98,948
Cost of goods sold	95,312	85,285

Gross profit	18,808	13,663
SG&A expense	4,605	4,200

Operating income	14,203	9,463
Interest expense	1,343	1,475
Other (income)	(26)	(250)

Pretax income	12,886	8,238
Income tax provision	3,425	2,886
Noncontrolling interest in subsidiary	19	4

Net income	$9,442	$5,348

Basic earnings per share	$0.60	$0.34
Basic weighted average shares outstanding	15,707,552	15,858,560
Diluted earnings per share	$0.60	$0.34
Diluted weighted average shares outstanding	15,707,552	15,859,650

	March 31	December 31
(Dollars in thousands)	2011	2010
Cash and cash equivalents	$25,240	$23,335
Accounts receivable, net	91,607	82,364
Inventory	109,063	100,693
Net PP&E	195,264	195,653
Other	83,512	83,523

Total assets	$504,686	$485,568

Accounts payable	$34,460	$27,317
Accrued liabilities	19,985	19,929
Senior notes	84,285	84,285
Pensions	68,654	67,843
Postretirement benefits	33,718	33,717
Equity	263,584	252,477

Total liabilities & equity	$504,686	$485,568
Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

more	LCI-11-03

NEWS
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risk and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Examples include statements regarding the parties’ ability to consummate the proposed transaction and timing thereof, the benefits and impact of the proposed transaction, including effects on cash flow or earnings, the combined company’s ability to achieve the synergies and value creation that are contemplated by the parties, ATI’s ability to promptly and effectively integrate Ladish’s business, and the diversion of management time on transaction-related issues. Additional examples of forward-looking statements include information concerning ATI’s, Ladish’s or the combined company’s outlook, anticipated revenues or results of operations, and the anticipated benefits expected to be realized in connection therewith, as well as any other statement that does not directly relate to any historical or current fact.
These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast” or similar expressions. These statements are based on certain assumptions that ATI and Ladish have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate in these circumstances. ATI and Ladish believe these judgments are reasonable, but you should understand that no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial conditions of ATI, Ladish or the combined company, due to a variety of important factors, both positive and negative. Among other items, such factors could include the ability of the parties to obtain all necessary regulatory consents to the proposed transaction; the overall strength and stability of general economic conditions, both in the United States and in global markets, including the timing and strength of the current recovery; the effect of significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in the parties’ respective markets; their ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; their ability to accurately estimate future levels of business activity and adjust operations accordingly; impact of a major disruption in their communication or centralized information networks or payment systems; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may materially affect their operations or the cost thereof.
ATI and Ladish caution you that you should not rely unduly on these forward-looking statements, which reflect their current beliefs and are based on information currently available. Neither ATI nor Ladish undertakes any obligation to update or revise any forward-looking statements as of any future date. Additional information concerning these statements and other factors can be found in ATI’s and Ladish’s filings with the SEC, including the respective Annual Reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents ATI or Ladish have filed.

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